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                                                                     Exhibit 8.1


                  [SMITH, GAMBELL & RUSSELL, LLP LETTERHEAD]

                              September 24, 1997



SouthFirst Bancshares, Inc.
126 North Norton Avenue
Sylacauga, Alabama 35150

First Federal Savings and Loan Association
  of Chilton County
102 5th Street North
Clanton, Alabama 35046

         Re: Agreement and Plan of Merger under which First Federal Savings and Loan Association of Chilton County will merge with and into First Federal of the South, a wholly-owned subsidiary of SouthFirst Bancshares, Inc.

Gentlemen:

         We have acted as counsel to SouthFirst Bancshares, Inc. ("SouthFirst") and its wholly-owned subsidiary, First Federal of the South ("First Federal") in connection with the proposed merger (the "Merger") of First Federal Savings and Loan Association of Chilton County ("Chilton County"), with and into First Federal, pursuant to the terms of and as described in that certain Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of September 17, 1997 by and among SouthFirst, First Federal and Chilton County, described in the SouthFirst Registration Statement on Form S-4, to be filed with the Securities and Exchange Commission on or about September 26, 1997 (the "Registration Statement"). At your request, in connection with the filing by SouthFirst of the Registration Statement and the Prospectus/Joint Proxy Statement of SouthFirst and Chilton County as amended through the date hereof (the "Prospectus/Joint Proxy Statement") included as part of the Registration Statement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Unless otherwise indicated, all capitalized terms used in this opinion have the same meanings given therefor in the Prospectus/Joint Proxy Statement.

         For purposes of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the "Code"), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of SouthFirst, First Federal and Chilton County set forth therein, and upon certain statements and representations made to us in certificates by officers of SouthFirst and Chilton County,


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SouthFirst Bancshares, Inc.
First Federal Savings and Loan
  Association of Chilton County
September 26, 1997
Page 2

respectively, in each case without independent verification thereof. We have, with your consent, assumed the accuracy and completeness of the statements and representations contained in such certificates and have further assumed that the statements and representations contained in such certificates will be complete and accurate as of the Effective Time. We have also relied on the accuracy and completeness of the statements and representations contained in the Prospectus/Joint Proxy Statement. In addition, for purposes of this opinion, we have assumed that at least fifty percent of the outstanding shares of Chilton County Common Stock will be exchanged for SouthFirst Common Stock in the Merger, and that the shares of Chilton County Common Stock constitute capital assets in the hands of each holder thereof.

         Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that under the Code:

         (1) The Merger will constitute a reorganization under Code ss.ss.368(a)(1)(A) and 368(a)(2)(D), and SouthFirst, First Federal and Chilton County will each be a party to the reorganization within the meaning of Code ss.368(b).

         (2) Holders of shares of Chilton County Common Stock who exchange such shares solely for shares of SouthFirst Common Stock will not recognize gain or loss on the exchange.

         (3) The federal income tax basis of shares of SouthFirst Common Stock received in exchange for shares of Chilton County Common Stock will be equal to the holder's basis of the shares of Chilton County Common Stock surrendered in exchange therefor, and the holding period of such SouthFirst Common Stock will include the holding period of the shares of Chilton County Common Stock surrendered in exchange therefor.

         (4) Holders of shares of Chilton County Common Stock who exchange such shares solely for cash will recognize capital gain or loss in an amount equal to the difference between the cash received and the basis of the shares of Chilton County Common Stock surrendered.

         (5) The receipt of cash in lieu of fractional shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by SouthFirst, and capital gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the fractional share of SouthFirst Common Stock surrendered.

         The opinions expressed herein are based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by the Merger became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status


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of the law, nor should they be accepted as a guarantee that a court of law or administrative agency will concur in such statement.

         No opinion is expressed with respect to any of the following:

         (i) The appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange;

         (ii) The state, local or foreign tax consequences of any aspect of the Merger; or

         (iii) The federal income tax consequences of any aspect of the Merger to holders of Chilton County Common Stock who are subject to special tax treatment for federal income tax purposes, including among others, life insurance companies, tax exempt entities and foreign taxpayers, or to holders of Chilton County Options which are exchanged for or converted into options or warrants to acquire SouthFirst Common Stock.

         We expressly consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to this opinion in the Prospectus/Joint Proxy Statement. In giving this opinion, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                Very truly yours,

                                SMITH, GAMBRELL & RUSSELL, LLP

                                /s/ David W. Santi

                                David W. Santi